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Packeteer Acquisition

On April 21, 2008, Blue Coat announced that it had entered into Merger Agreement with Packeteer, Inc. (“Packeteer”), and intended to file a tender offer to acquire all of the outstanding shares of Packeteer for $7.10 per share. The Offer to Purchase was filed with the SEC on May 1, 2008, and expires on May 30, 2008, unless otherwise extended.

This is the “next big thing” for Blue Coat! Please visit this page for timely updates on the acquisition as well as answers to frequently asked questions. With reference to all such information please note the following disclaimer:

THE MATERIAL POSTED ON THIS SITE IS FOR INFORMATIONAL PURPOSES ONLY AND IS NOT AN OFFER TO BUY OR THE SOLICITATION OF AN OFFER TO SELL ANY SECURITIES. THE SOLICITATION AND THE OFFER TO BUY SHARES OF PACKETEER’S COMMON STOCK WILL ONLY BE MADE PURSUANT TO THE OFFER TO PURCHASE AND RELATED MATERIALS THAT BLUE COAT SYSTEMS, INC. AND COOPER ACQUISITION, INC. FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 1, 2008, AS AMENDED FROM TIME TO TIME. PACKETEER STOCKHOLDERS SHOULD READ THESE DOCUMENTS CAREFULLY PRIOR TO MAKING ANY DECISIONS WITH RESPECT TO THE OFFER BECAUSE THEY CONTAIN IMPORTANT INFORMATION, INCLUDING THE TERMS AND CONDITIONS OF THE OFFER. PACKETEER STOCKHOLDERS MAY OBTAIN THE OFFER TO PURCHASE AND RELATED MATERIALS WITH RESPECT TO THE OFFER FREE OF CHARGE AT THE SEC’S WEBSITE AT WWW.SEC.GOV, FROM THE INFORMATION AGENT NAMED IN THE TENDER OFFER MATERIALS OR FROM BLUE COAT SYSTEMS, INC.

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